Exhibit 13

Legal Department

September 14, 2022

Ladies and Gentlemen,

I am the General Counsel of the Asian Infrastructure Investment Bank (the “Bank”), and I am rendering this opinion in connection with the issuance and delivery, on the date hereof, of $2,000,000,000 aggregate principal amount of the Bank’s 3.750% Notes due 2027 (the “Notes”). The Bank has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement, as amended (the “Registration Statement”), pursuant to Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act, and the proposed issuance and sale on a delayed or continuous basis pursuant to Releases Nos. 33-6240 and 33-6424 under the Securities Act, of debt securities of the Bank, including the Notes.

1. For the purposes of this opinion, I have examined, inter alia, the following documents under which the Bank is constituted and operating:

(a)	the articles of agreement of the Bank (the “Articles of Agreement”); and

(b)	copies of such documents as I have deemed necessary with respect to the entry into force of the Articles of Agreement.

I have also examined and am familiar with the following:

(a)

the provisions of the Fiscal Agency Agreement dated as of May 16, 2019 (the “Fiscal Agency Agreement”) between the Bank and Citibank, N.A., London Branch as Fiscal Agent, relating to the issue from time to time of debt securities of the Bank, including the Notes;

(b)	the forms of the Notes; and

(c)	the proceedings taken by the Bank to authorize the issue and sale of the Notes and the taking of such other action necessary or appropriate therefor.

I have further examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of such records, certificates and other documents and instruments, and I have made such investigations of law, as I have considered necessary or desirable for the purpose of this opinion.

2. I am rendering this opinion solely on the basis of, and limited to, the texts under which the Bank is constituted and operating as described in paragraph 1 above, and I express no opinion as to the effect of the laws of any national jurisdiction. Based upon and subject to the foregoing, I am of the opinion that the Notes have been duly authorized, executed and delivered by the Bank and constitute valid and legally binding obligations of the Bank, enforceable in accordance with their terms.

AIIB Headquarters, Tower A, Asia Financial Center, No. 1 Tianchen East Road,

Chaoyang District, Beijing 100101, People’s Republic of China

Tel.: +86 (10) 8358 0000 – www.aiib.org

3. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance of the Notes (other than by the Bank) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than the Bank) and that each such party (other than the Bank) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures; and (c) the accuracy as to factual matters of each document I have reviewed.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Bank’s annual report on Form 18-K for the fiscal year ended December 31, 2021. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

AIIB Headquarters, Tower A, Asia Financial Center, No. 1 Tianchen East Road,

Chaoyang District, Beijing 100101, People’s Republic of China

Tel.: +86 (10) 8358 0000 – www.aiib.org

Yours faithfully,

/s/ Alberto Ninio

Alberto Ninio

General Counsel

AIIB Headquarters, Tower A, Asia Financial Center, No. 1 Tianchen East Road,

Chaoyang District, Beijing 100101, People’s Republic of China

Tel.: +86 (10) 8358 0000 – www.aiib.org